FOR IMMEDIATE RELEASE

CONTACTS:

Gus Carlson                 Marie Toulantis                 Shelley Young
Vice President              Chief Financial Officer         Director
Corporate Communications    Barnes & Noble.com              Investor Relations
Barnes & Noble.com          212-414-6007                    Barnes & Noble.com
212-414-6014                mtoulantis@book.com             212-414-6016
gcarlson@book.com                                           syoung@book.com


                   BARNES & NOBLE.COM COMPLETES ACQUISITION OF
                             FATBRAIN.COM BY MERGER

NEW YORK,  November 16, 2000 - Shareholders of Barnes & Noble.com Inc.  (Nasdaq:
BNBN) (www.bn.com) and Fatbrain.com, Inc. (Nasdaq: FATB) (www.fatbrain.com) have approved the merger agreement between the companies and the merger has been completed.

Under the terms of the transaction, Fatbrain.com shareholders are entitled to receive $1.0625 in cash and .8557 shares of Barnes & Noble.com Class A common stock for each share of Fatbrain.com stock they own. Fatbrain.com will be operated as a wholly owned subsidiary of Barnes & Noble.com llc, and will cease to be a separate publicly-traded company. The deal is valued at $61.7 million.

Fatbrain.com's senior management, including its president and chief executive officer, Dennis Capovilla, and executive vice president of Product Development, Kim Orumchian, will continue in their current positions, and the company will remain headquartered in Santa Clara, Calif.

Fatbrain.com's Web-based services reach more than 3.5 million employee desktops at almost 350 Fortune 1000 companies worldwide. The company's Information Exchange offering is a comprehensive Web-based method to catalogue, present and distribute corporate materials, ranging from third- party published works such as books and training materials to a company's own publishable content. There are more than 500 individual Fatbrain.com co- branded online bookstores and information resource centers, most of which are accessed via the sponsoring organization's corporate intranet.

"We are pleased that the shareholders of both Barnes & Noble.com and Fatbrain.com have given their support to the merging of our companies," said Steve Riggio, vice chairman of Barnes & Noble.com. "We believe that Fatbrain.com's strategic focus and capabilities will contribute significantly to Barnes & Noble.com's growth."

With the acquisition, Barnes & Noble.com will own approximately 50 percent of MightyWords, formerly a subsidiary of Fatbrain.com and a leading provider of digital content. In June Barnes & Noble.com invested approximately $20 million for a 30 percent equity stake in MightyWords.

About Fatbrain.com Fatbrain.com(tm) helps organizations capitalize on business information and professionally published materials by streamlining its management and distribution, enabling delivery in digital and/or hardcopy format directly use, comprehensive Information Exchange service offering allows organizations to easily publish and offer access to professional and business materials when, where and how the recipient wants it via an online information resource center. Today, the company's Web-based information management services reach more than 3.5 million desktops at almost 350 of the Fortune 1000 corporations worldwide. Visit Fatbrain.com on the Web at http://www.fatbrain.com. About Barnes & Noble.com Barnes & Noble.com is an Internet commerce company offering a comprehensive range of books and related information products. With more than five million unique visitors per month to its Web site, the company has the largest audience reach of any brick and mortar company with an Internet presence. It stocks the largest in-stock selection of in-print book titles, supplemented by more than 12 million listings from its nationwide network of out-of-print, rare and used book dealers. Its college textbook store offers a vast selection of new and used textbooks and its recently introduced eBookStore has established the company as a leader in the delivery of digital content and intellectual property.

Barnes & Noble.com's excellence in e-commerce extends to the music business, where it was cited by Forbes.com as the No. 1 music site on the Web, for being "best-of-class for anyone who wants to learn about the music they're buying." The company's product ranges now include a full complement of information products, including DVD, video, software and PC games.

The company's focus on information products is manifest in its recently launched Barnes & Noble University, a distance learning forum offering free classes. Ranging from "Introduction to Programming" to "Introduction to XML" to "The
Night Sky: An Introduction to Astronomy"" to "Walking through Shakespeare," Barnes & Noble University has quickly established itself as a leading Internet hub for learning and community.

SAFE HARBOR

This release may contain forward-looking statements regarding expectations of the companies. These statements are based on the beliefs of the management of the companies as well as assumptions made by and information currently available to the management of the companies. Such statements reflect the current views of the companies with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, changes in product demand, the growth rate of Internet usage and e-commerce, possible disruptions in the companies' computer or telephone systems, possible increases in shipping rates or interruptions in shipping service, effects of competition, the level and volatility of interest rates, changes in tax and other governmental rules and regulations applicable to the companies, the successful integration of acquired businesses and other factors, risks and uncertainties more specifically set forth in the companies' public filings with the Securities and Exchange Commission. The forward-looking statements herein speak only as of the date of this release. The companies expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward- looking statement included in this release to reflect any changes in the companies' expectations or any changes in events, conditions, or circumstances on which any such statement is based. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein.

Fatbrain.com is a trademark of Fatbrain.com, Inc. All company and product names may be trademarks of the respective companies with which they are associated.